Exhibit 10.2

TRANSACTION BONUS AGREEMENT

This TRANSACTION BONUS AGREEMENT (this “Agreement”) is made effective as of the 9th day of July, 2025 (the “Effective Date”) by and between Grant Moise (“Executive”) and DallasNews Corporation (the “Company”). The Company and Executive are referred to herein individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, the Company currently employs Executive;

WHEREAS, the Company has recently entered in an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Hearst Media West, LLC (“Parent”), Destiny Merger Sub, Inc. (“Merger Sub”), and, solely for purposes of Section 9.17 therein, Hearst Communications, Inc., pursuant to which, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Parent (the “Proposed Merger”) as of the Effective Time (as defined in the Merger Agreement); and

WHEREAS, the Company believes it is in its best interests to pay Executive an extraordinary bonus to reward and to induce Executive to continue to provide services through the Effective Time.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.  Term. Except as otherwise provided in this Section 1 or by Section 4 below, the provisions set forth in this Agreement shall be in effect for a period commencing on the Effective Date set forth above and continuing through the first to occur of (i) the payment of the amounts described in Section 3 below; (ii) termination of Executive’s employment by the Company prior to the Effective Time for Cause (as defined below), or Executive’s termination of his or her employment without Good Reason (as defined below); and (iii) the date the Merger Agreement is terminated in accordance with its terms without the consummation of the Proposed Merger; and (iv) 31 days following the termination of Executive’s employment by the Company prior to the Effective Time without Cause, by Executive with Good Reason, or due to Executive’s death or Disability (as defined below), if Executive (or Executive’s estate or legal guardian if applicable) has not timely signed and returned the Release (as defined below) or has revoked the Release. Upon the first occurrence of any of the events in subclauses (i)-(iv) of the immediately preceding sentence, this Agreement shall terminate automatically, and upon the termination of this Agreement due the occurrence of any event in subclauses (ii), (iii) or (iv) of the immediately preceding sentence, Executive shall not be entitled to any payments pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement (and the Company’s (and/or any of the Company’s successors’) obligations to make any payments pursuant to this Agreement) are subject to the condition precedent of consummation of the Proposed Merger.

2.  Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed thereto:

(a)   “Affiliates” means, with respect to any particular Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such particular Person. As used in this definition, the term “control” shall mean (i) the ownership (directly or indirectly) of more than 50% of the ownership or voting interests

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of any particular Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b)  “Board” means the Company’s board of directors.

(c)  “Cause” means, as determined by the Board or Committee, as applicable, in good faith and in its sole discretion, the occurrence of one or more of the following: (i) Executive is convicted of, or plead guilty or nolo contendere to, a felony involving moral turpitude or that involves a misappropriation of the assets of the Company or a subsidiary; (ii) Executive commits one or more acts or omissions constituting negligence, fraud or other misconduct that have a detrimental effect on the Company or a subsidiary; or (iii) Executive commits a violation of any of the Company’s material policies (including the Company’s code of business conduct and ethics, as in effect from time to time).

(d)  “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Agreement or an alleged breach of this Agreement.

(e)  “Committee” means the Compensation and Management Development Committee of the Board.

(f)  “Disability” means that Executive has become eligible to receive long-term disability benefits under the long-term disability policy of the Company then covering Executive.

(g) “Good Reason” the occurrence of any of the following without Executive’s prior written consent: (i) a material reduction of or to Executive’s duties or responsibilities, other than solely as a direct result of the Company no longer being publicly traded; (ii) a material reduction of Executive’s base salary; (iii) any change of Executive’s principal place of employment to a location more than 50 miles from Executive’s principal place of employment as of the date of this Letter; or (vi) a material breach of this Letter by the Company. Notwithstanding the foregoing, termination of Executive’s employment will not be for Good Reason unless (y) Executive delivers written notice to the Company (the “Good Reason Notice”) of the existence of the condition Executive believes constitutes Good Reason within 30 days of the initial existence of such condition (which Good Reason Notice specifically identifies such condition), the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Good Reason Cure Period”), and (z) Executive actually terminates employment within 30 days after the expiration of the Good Reason Cure Period.

(h) “Person” means and includes an individual, a trust, estate, partnership, association, company or corporation, and shall include more than one individual, trust, state, partnership, company and/or corporation acting as a group.

3.  Transaction Bonus.

(a)  Executive agrees to remain employed with the Company until immediately prior to the Effective Time. As consideration for Executive’s agreements herein, the Company shall pay Executive $1,650,000, less applicable payroll taxes and tax withholdings (the “Transaction Bonus”), payable in a lump sum on the Effective Time (the “Payment Date”), provided that, except as otherwise provided herein, Executive is still employed by the Company immediately prior to the Effective Time.

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(b)  Notwithstanding the foregoing, in the event Executive’s employment terminates prior to the Payment Date due to the Company’s termination of Executive without Cause, by Executive with Good Reason, or due to Executive’s death or Disability, Executive (or, if applicable, his or her estate or legal guardian) shall remain eligible to receive the unpaid portion of the Transaction Bonus upon the same terms and subject to the same conditions that would have applied had Executive remained employed through the applicable Payment Date, provided, that Executive (or his or her estate or legal guardian, if applicable) on or within 21 days following Executive’s termination of employment timely signs, returns and does not revoke a form of release agreement provided by the Company to Executive (“Release”). To the extent any time period for signing, returning and revoking the Release under this Section 3(b) begins in one taxable year and ends in a second taxable year, no payment shall be made pursuant to this Section 3 until the second taxable year regardless of when the Release becomes effective.

4.  Survival. The provisions of Sections 5, 8, 9, 12, 13, 14, 15, and 16 creating obligations extending beyond the term of this Agreement shall survive the expiration or termination of this Agreement and of Executive’s employment with the Company, regardless of the reason for such expiration or termination.

5.  Section 409A. The Parties intend this Agreement, and any payments made pursuant to this Agreement, to be compliant with the requirements of Section 409A of the Code and agree to interpret this Agreement at all times in accordance with such intent.

6.  No Right to Continued Employment. Nothing contained in this Agreement shall be deemed to give Executive the right to be retained in the service of the Company or Parent or one of their Affiliates or to interfere with the right of the Company or Parent or one of their Affiliates to discharge Executive at any time (subject to any contract rights of Executive) regardless of the effect that such discharge shall have upon Executive under this Agreement.

7.  No Rights as an Owner. Executive shall not have any rights as an owner of the Company or Parent (or any Affiliate thereof) as a result of this Agreement, or as a result of any action taken (or omitted to be taken) by the Company (or, after the Closing, Parent) with respect to this Agreement.

8.  Section 280G. If it is determined that any payments or benefits of any kind, whether under this Agreement or any other plan, agreement or arrangement of the Company paid or payable to or for Executive’s benefit, or any other compensation from whatever source paid or payable to or for Executive’s benefit that is deemed contingent on a “change of control” (or that is otherwise deemed a parachute payment under Treas. Reg. Section 1.280G-1, Q&A-2) (collectively, the “Payment”) is an “excess parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment shall be reduced to the largest amount that can be paid or provided without being subject to the Excise Tax, but only if the net amount of the reduced Payment, after payment of all federal, state and local income tax imposed on the reduced Payment, is at least equal to the net amount of the unreduced Payment after payment of all federal, state and local income tax and the Excise Tax on the unreduced Payment. If a reduction in the Payment is required by the preceding sentence, the payments and benefits that constitute the Payment shall be reduced in the following order: (1) first, all cash payments, including any severance that is treated as contingent on the change of control; (2) second, all equity grants that are accelerated by reason of the change of control and are subject to Treas. Reg. Section 1.280G-1, Q&A-24(d); (3) third, all accelerated equity grants that are accelerated by reason of the change of control and are subject to Treas. Reg. Section 1.280G-1, Q&A-24(c), and (4) fourth, all other non-cash benefits. Within each category, payments shall be reduced in the reverse order of the time at which they would otherwise have been paid, vested or provided. For purposes of determining whether the Payment shall be reduced, Executive shall be deemed to pay federal income tax at the highest

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marginal rate of federal income taxation and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence, on Executive’s termination of employment (or if there is no termination, then the date on which the Payment is calculated for purpose of this Section 8). The amount of any reduction in the Payment shall be determined by the Company after consultation in good faith with its legal and tax advisors selected by the Company and reasonably acceptable to Executive.

9.  Entire Agreement. This Agreement and the Retention Bonus Letter dated July 9, 2025 by and between Executive and the Company constitute the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof (but not including any agreements or understandings relative to the payment of bonuses to Executive under current short and long term programs), and fully supersedes any and all prior agreements, understanding or representations between the Company and Executive pertaining to or concerning the subject matter of this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment executed by both Executive and the Company, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company in connection with this Agreement, Executive has relied solely and only on Executive’s own judgment in entering into this Agreement, and Executive expressly disclaims that Executive is owed any duties, including the duty of good faith and fair dealing, not expressly set forth in this Agreement. Therefore, Executive understands that Executive is precluded from bringing any fraud, fraudulent inducement or similar claim against the Company associated with any such communications, promises, agreements, statements, inducements, understandings, or representations.

10.  Partial Invalidity and Reformation. Executive and the Company understand that nothing in this Agreement is intended to hinder Executive’s performance of any legally-required duty or violate any applicable law, rule or regulation and that, in the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected and shall remain in full force and effect.

11.  Nonwaiver and Construction. The Company’s waiver of any provision of the Agreement shall not constitute (a) a continuing waiver of that provision, or (b) a waiver of any other provision of this Agreement. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach, including, without limitation, the recovery of money damages.

12.  Controlling Law and Language. This Agreement and all Claims arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

13.  No Duties; Waiver of Claims. Except to the extent required by any unwaiveable requirement under applicable law, no employee of the Company (and no Affiliate of the Company) shall have any duties or liabilities, including, without limitation, any legal duties, to Executive (or any Person claiming by or through Executive) as a result of this Agreement or any Claim arising hereunder and, to the fullest extent permitted under applicable law, Executive irrevocably waives and releases any right or opportunity Executive might have to assert (or participate or cooperate in) any Claim against any employee of the Company or Parent and any Affiliate of the Company or Parent arising out of this Agreement. This

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Agreement does not create, nor shall it be construed as creating, any principal and agent, trust, or other legal or special relationship running from the Company to Executive.

14.  No Trust or Funding. The Company (and not any of its Affiliates) will be solely responsible for the payment of the Transaction Bonus hereunder. This Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any portion of the Transaction Bonus hereunder. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a special legal relationship between the Company and Executive. Neither Executive or his or her beneficiaries nor any other Person shall have any interest in any particular assets of the Company (or any of its Affiliates) by reason of the right to receive any payment under this Agreement or with respect to the Transaction Bonus. To the extent that Executive acquires a right to receive any payment from the Company pursuant to this Agreement, such right shall be no greater than the right of any general unsecured creditor of the Company.

15.  Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via recognized overnight delivery service (including FEDEX, UPS and DHL) or sent via confirmed e-mail or facsimile to the Company at 1954 Commerce Street, Dallas, TX 75265 to the attention of the Chairperson of the Compensation and Management Development Committee of the Board of Directors or, if to Executive, to Executive’s last known address on file with the Company. Any effective notice hereunder shall be deemed given on the date personally delivered, or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be.

16.  Successor to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company by written agreement, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets. Executive may not assign any of her/his rights and obligations under this Agreement.

17.  Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

EMPLOYEE:	THE COMPANY:

DallasNews Corporation

Signature: /s/ Grant Moise	Signature: /s/ Katy Murray
Print Name: Grant Moise	Print Name: Katy Murray
Date: July 9, 2025	Title: President

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